EXHIBIT 99.3

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to Executive Employment Agreement (this “Amendment”) is entered into this 6th day of September 2006, by and between HyperSpace Communications, Inc., a Colorado corporation (the “Company”) and John P. Yeros (the “Executive”), and amends the Executive Employment Agreement dated September 28, 2005 (the “Employment Agreement”) between the Company and the Executive.

Amendment

1.

Section 3.1 of the Employment Agreement is amended to provide that, upon the Company retaining a new chief executive officer, the employee’s compensation under the Employment Agreement shall be reduced by 50% for the term of the Agreement, but in no event beyond April 1, 2007.

2.

The execution, delivery and performance of this Amendment is a material inducement to the purchaser signatory to that certain Securities Purchase Agreement, dated September 6, 2006, by and among the Company and such purchasers, and such purchasers shall be third party beneficiaries of this Amendment, and such purchasers shall be entitled to specific performance of the parties obligations hereunder.  The Company shall not pay, and the Executive shall not receive, any additional consideration in connection with services provided by the Executive to the Company other than what is in the Employment Agreement as of the date hereof, nor shall the Company or the Executive amend the terms of the Employment Agreement, including this Amendment, without the consent of the purchasers.

3.	Except as modified by this Amendment, the Employment Agreement remains in full force and effect.

IN WITNESS WHEREOF, the Employer and the Executive have executed this Executive Employment Agreement effective as of the date first set forth above.

HyperSpace Communications, Inc.

By: __/s/ Brian T. Hansen
Its: VP Legal & General Counsel

/s/ John P. Yeros

John P. Yeros